Exhibit 99.1

EDDIE BAUER REPORTS FIRST QUARTER COMPARABLE STORE SALES AND AFFIRMS COVENANT COMPLIANCE

SEATTLE, WA, April 18, 2008 – Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported preliminary net merchandise sales and comparable store sales for the first quarter ended March 29, 2008.

First Quarter Sales Results:

•	Total store (retail and outlet store combined) preliminary comparable sales increased 0.5% on top of the 9.5% increase in 2007.

•	Comparable retail store sales increased by 2.9% on top of a 16.4% increase in first quarter 2007.

•	Comparable outlet stores sales declined 3.1% compared to a 0.3% increase in first quarter 2007.

•	Sales from the Company’s direct channel, which includes internet and catalog sales, increased by 0.3% on top of a 16.3% increase in first quarter 2007.

•	Preliminary total net merchandise sales (including stores opened and closed in 2008) were $198 million, down $1.7 million from the prior year’s first quarter.

Eddie Bauer also affirmed that it remains in compliance with all of its loan covenants for the first quarter. The Company does not use letters of credit to finance product sourcing.

Neil S. Fiske, President and Chief Executive Officer, said, “This was a challenging quarter for us, given the overall downturn in retail, our higher starting inventory position, and the restructuring costs we took in the quarter. Overall, I am pleased with our progress and our ability to navigate these challenges. We remain confident in our ability to execute our multi-year turnaround plan.”

The numbers contained in this release are preliminary in nature, based on information as of April 17, 2008, and may be subject to further adjustment. Investors should be aware that the Company has not yet finalized its results and that the Company’s preliminary numbers reflect management’s estimates, which could differ materially from actual results, if the information on which the estimates were based ultimately proves to be incomplete or incorrect. Net merchandise sales include sales from the Company’s retail and outlet stores and its direct channel, which includes its catalogs and website, but does not include licensing revenue, shipping revenue or royalty revenues generated by the Company’s joint ventures. Comparable store sales include net merchandise sales from retail and outlet stores that have been open for one complete fiscal year. We exclude new store locations from our comparable store sales until they have been in operation for one complete fiscal year. Similarly, stores that are expanded or down-sized by more than 30% are also excluded from our comparable store base until they have been in operation in their new configuration for one complete fiscal year. Stores that are closed for more than 10 consecutive days are also excluded from our comparable store base. Comparable store sales do not include net sales from our catalogs and website.

About Eddie Bauer

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells mens’ and women’s outerwear, apparel and accessories for the modern outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. As of December 29, 2007, Eddie Bauer products are available at approximately 390 stores throughout the United States and Canada, through catalog sales and online at http://www.eddiebauer.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.

Safe Harbor Statements

The numbers contained in this press release are preliminary in nature, based on information at April 17, 2008, and may be subject to further adjustment.

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential”, qualifiers such as “preliminary”, and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by management, reflecting our best judgment based on currently known factors, which assumptions and estimates may prove inaccurate. Forward-looking statements involve risks and uncertainties. Forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to effectuate our proposed turnaround of Eddie Bauer as a premium quality brand and improve profitability of our retail stores, catalogs and website operations; our inability to hire, retain and train key personnel; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; increased levels of merchandise returns not estimated by management; our inability to source our requirements from our current sourcing agents; disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including our Annual Report on Form 10-K filed March 13, 2008. The information contained in this release is as of April 17, 2008, and except as required by law, we undertake no obligation to update any of these forward-looking statements.

Contact:
Eddie Bauer Holdings, Inc.
Marv Toland, Chief Financial Officer — 1 425 755 6225